Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-182385, 333-204343, 333-211766, 333-220865, and 333-220872 on Form S-8, Registration Statement No. 333-216636 on Form S-4 and Registration Statement No. 333-180116 on Form S-3 of Caesars Entertainment Corporation of our report dated March 7, 2018 (May 31, 2018 as it relates to the adoption of ASU 2014-09 as discussed in Note 14 of the financial statements, including the schedule listed in the Index at Item 15), relating to the consolidated financial statements and financial statement schedule of Caesars Entertainment Corporation and its subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes emphasis of matter paragraphs regarding (1) the Company’s change of its method of accounting for revenue in all periods presented due to the adoption of ASU 2014-09 and (2) the Caesars Acquisition Company merger with and into the Company, with the Company as the surviving company on October 6, 2017) appearing in this Current Report on Form 8-K of Caesars Entertainment Corporation.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
May 31, 2018